HEARING DATE: MARCH 17, 2000 AT 11:00 A.M. (ONLY IF OBJECTIONS ARE FILED)
                                 OBJECTION DEADLINE: MARCH 15, 2000 AT 4:00 P.M.


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


IN RE:                                     )
                                           )        CHAPTER 11
PLANET HOLLYWOOD                           )
INTERNATIONAL, INC., ET AL.                )        CASE NO. 99-3612 (JJF)
                                           )
                  DEBTORS.                 )        (JOINTLY ADMINISTERED)



                       MOTION FOR ENTRY OF ORDER APPROVING
                     DOCUMENTATION IMPLEMENTING CONSUMMATION
                     OF THE DEBTORS' PLAN OF REORGANIZATION
                     --------------------------------------

                  Planet Hollywood International, Inc., a Delaware corporation ("PHI"), and certain of its affiliates and subsidiaries that are also debtors and debtors-in-possession before this Court (collectively with PHI, the "Debtors"), seek entry of an order approving in substantially final form the corporate documentation relating to exit financing (including a Working Capital Facility,1 a Note Purchase Agreement (defined below), an indenture for the New Secured PIK Notes and an Intercreditor and Subordination Agreement and related or ancillary documents (collectively the "Financing Documents")) and other corporate governance documentation to be executed in furtherance of implementing the Debtors' confirmed First Amended Joint Plan of Reorganization (the "Plan") as agreed to by the Debtors, the Working Capital Lenders (as defined below), Bay Harbour, Wilmington Trust Company ("Wilmington Trust") as agent for the Note Purchase Lenders (as defined below), United States Trust Company of New York as the

Indenture Trustee for the New Secured PIK Notes (the "Indenture Trustee"), the New Money Investors, and the Official Committee of Unsecured Creditors (the "Creditors' Committee"). The Creditors' Committee joins in this motion (the "Motion"), and the Motion is further supported by the affidavit of Thomas Avallone, Chief Financial Officer of PHI, and the letter authorized by the Creditors' Committee affirming that the Plan Implementation Documents (as defined below) are consistent with the terms of the Plan. The Debtors and the Creditors' Committee, by their undersigned counsel, respectfully represent as follows:

                              PRELIMINARY STATEMENT
                              ---------------------

                  1. The Plan requires the execution of various documents, including loan agreements with the various lenders, the indenture for the New Secured PIK Notes (the "Indenture") and other documents required to implement and consummate the Plan as described in or contemplated by the Plan, its related Disclosure Statement, and the Financing Documents, as well as corporate governance documents such as shareholder voting agreements, amended and restated articles of incorporation and by-laws, a warrant agreement, stock option agreements and a registration rights agreement (collectively, the "Plan Implementation Documents"). The major Plan Implementation Documents were referenced as Exhibits to the Plan and principal economic terms and provisions of the Financing Documents and various corporate governance documents were set forth in the Disclosure Statement. However, at the time of the Confirmation Hearing on January 20, 2000, not all of the Plan Implementation Documents were in sufficiently final form to be submitted to and approved by this Court. Further, some of the corporate governance documents that were submitted at the Confirmation Hearing have been modified since

--------------------------------------------------------------------------------
(1) Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

submission to this Court. Since the Confirmation Hearing, the Debtors, the Working Capital Lenders, Bay Harbour, Wilmington Trust, the Indenture Trustee, and the Creditors' Committee have been actively negotiating to finalize the Plan Implementation Documents. As set forth below and in the affidavit of Thomas Avallone (the "Avallone Affidavit"), annexed hereto as Exhibit "A", the substantially finalized Plan Implementation Documents are consistent with and implement in a commercially reasonable manner the transactions as contemplated by the Plan and generally described in the Disclosure Statement and as required by the non-Debtor parties to these transactions. Further, counsel to the Creditors' Committee has submitted a letter authorized by the Creditors' Committee affirming that the Plan Implementation documents are reasonably satisfactory to the Creditors' Committee and are consistent with the terms of the Plan (the "Creditors' Committee Letter"). A copy of the Creditors' Committee Letter is annexed hereto as Exhibit "B."


                  2. The Debtors wish to provide significant parties-in-interest with prior notice of the substantially final terms of the Plan Implementation Documents, including without limitation, the details of the intercreditor and subordination arrangements, whereby the lien rights and priorities, and payment and enforcement rights of the Working Capital Lenders, the Note Purchase Lenders, and the holders of the New Secured PIK Notes (the "New Secured PIK Noteholders") are set forth.

                  3. The Debtors are granting security interests, mortgages and pledges to secure the exit financing, which are given under, in furtherance of, pursuant to and in connection with the Debtors' confirmed Plan. The Debtors therefore seek an order that the issuance, transfer and recording of the security interests, mortgages and pledges shall be free from any stamp tax or similar tax, pursuant to section 1146(c) of title 11 of the United States Code (the "Bankruptcy Code").

                                   BACKGROUND
                                   ----------

                  4. On October 12, 1999, the Debtors filed with this Court voluntary petitions for relief under the Bankruptcy Code. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code. On October 22, 1999, the United States Trustee appointed the Creditors' Committee, which currently consists of United States Trust Company of New York as Indenture Trustee for the Old Subdebt Notes, three large holders of Old Subdebt Notes, and two trade creditors.
                  5. The Debtors' cases have been procedurally consolidated and are being jointly administered pursuant to an order of this Court dated October 13, 1999, and were substantively consolidated for purposes of the Plan only.

                                  JURISDICTION
                                  ------------

                  6. The Court has jurisdiction over these cases under 28 U.S.C. ss. 1334. The subject matter of this Motion is a "core proceeding" under 28 U.S.C. ss. 157(b). The statutory predicates for the relief requested herein are Sections 105(a), 363(b), 364(e), 1141, 1142 and 1146(c) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").
                                   THE DEBTORS
                                   -----------

                  7. PHI is the creator and world-wide developer of the Planet Hollywood name and distinctive logo design, among other widely recognized trademarks. The other Debtors are either direct or indirect U.S. subsidiaries of PHI and/or wholly-owned direct or indirect U.S. partnerships of PHI. The Debtors' primary business, together with their non-debtor subsidiaries (the "PHI Group"), is the operation of distinctive movie, sport and entertainment-based theme restaurants and retail merchandise stores throughout the United States and in Europe. The Debtors also have franchisees and licensees in various locations throughout the world.

                  8. As of the Petition Date, the PHI Group owned and operated approximately thirty (30) PLANET HOLLYWOOD, OFFICIAL ALL STAR CAFE and COOL PLANET theme restaurants and/or related merchandise sales operations.

                  9. As of August 29, 1999, the PHI Group had total assets of approximately $392.2 million and total liabilities of approximately $359.1 million. The Debtors' primary creditors currently consist of (a) the holders of $250 million outstanding aggregate principal amount of PHI's issue of 12% Senior Subordinated Notes due April 1, 2005 (the "Subdebt Notes") (plus accrued interest of approximately $32 million), which are governed by the terms of an Indenture dated March 25, 1998, (b) approximately $6.5 million in outstanding letter of credit obligations to SunTrust Bank, Central Florida, National Association and other financial institutions, and (c) approximately $30.1 million of other unsecured pre-petition debt exclusive of (i) amounts payable by first day orders presented to the Court and (ii) potential lease rejection claims.

                  10. On January 20, 2000, this Court held a confirmation hearing and, on January 26, 2000, entered an order dated January 21, 2000 confirming the Debtors' Plan (the "Confirmation Order"). The Plan had been overwhelmingly accepted by creditors voting in Classes 5 and 6, the two classes of impaired creditors, holding over $300 million of debt claims against the Debtors. The Plan provides for the repayment of approximately 40 cents on the dollar of the Class 5 Subdebt Notes with cash, New Secured PIK Notes and approximately 27% of the equity of the reorganized company, and payment of cash and New Secured PIK Notes of comparable value to Class 6 General Unsecured Creditors. It also contemplates the investment of $30 million of new equity capital into the Debtors by an investor group organized by Robert Earl, the Debtors' Chairman and Chief Executive Officer, in exchange for approximately 70% of the stock of the Reorganized Debtors, and the necessary exit financing to effectuate the Plan and provide working capital after the Plan Effective Date. Administrative, Priority and Secured Claims are to be paid in full under the Plan, and settlement agreements with pre-petition landlords, classified in Class 7 under the Plan, are to be honored.

                  11. On January 20, 2000, this Court entered an order approving the sale (the "Sale Order") of the Debtors' interests in a retail condominium unit constituting the lower four floors of the 1567 Broadway, New York, New York hotel project (the "Retail Unit"), for $30,000,000 subject to minor adjustments (the "Contract for Sale"). The Contract for Sale is scheduled to close on or about May 1, 2000. On January 14, 2000, the Debtors filed a motion seeking an order approving a commitment letter on the Working Capital Facility with the CIT Group/Business Credit, Inc. and Rothschild Recovery Fund, LP (together, the "Working Capital Lenders") for $15 million and on January 18, 2000, this Court entered an order approving the Working Capital Commitment Letter. On January 28, 2000, the Debtors filed a motion seeking an order approving a commitment letter for a $22 million secured term or "bridge" loan and on February 2, 2000, this Court entered an order approving such commitment letter with Bay Harbour Management LC and other participating lenders (collectively, "Bay Harbour" or the "Note Purchase Lenders") to provide the Debtors with up to a $22 million senior secured term loan as evidenced by the New Senior Secured Notes (also referred to as the "Bridge Loan").

                         PLAN IMPLEMENTATION DOCUMENTS
                         -----------------------------

                  12. The Debtors, the Working Capital Lenders, Bay Harbour, Wilmington Trust, the Indenture Trustee, along with the Creditors' Committee, and the New Money Investors have been negotiating to finalize the Plan Implementation Documents evidencing (i) the Working Capital Facility (the "Revolving Credit Agreement"), (ii) the Bridge Loan (the "Note Purchase

Agreement), (iii) the Indenture, and (iv) an intercreditor and subordination agreement which governs the relationship among (a) the Working Capital Lenders,
(b) the Note Purchase Lenders, and (c) the Indenture Trustee and the New Secured PIK Noteholders (the "Intercreditor and Subordination Agreement"). The Revolving Credit Agreement, the Note Purchase Agreement, and the Indenture are collectively subject to the Intercreditor and Subordination Agreement. The following forms of major documents will be attached as exhibits to the Revolving Credit Agreement: Senior Secured Note; guaranty; guarantor security agreement; borrowing base certificate; mortgage; pledge agreements; security agreement; TSP pledge agreement; and assignment and acceptances. The exhibits to the Note Purchase Agreement and the Indenture will be the same or comparable to the Revolving Credit Agreement exhibits.

                  13. The Working Capital Lenders shall take a first priority lien and security interest on all assets of the Debtors, except for the Bay Harbour Priority Collateral described below, with guaranties and/or stock pledges of non-Debtor affiliates (the "Working Capital Priority Collateral"). The Working Capital Lenders shall take a second priority lien on the Bay Harbour Priority Collateral. The Note Purchase Lenders shall take a first priority lien and security interest on the Retail Unit, the Contract for Sale, the 20% membership interest of the Debtors in Times Square Partners LLC ("TSP"), and all other ancillary documents relating to the Debtors' interests in the 1567 Broadway property (the "Bay Harbour Priority Collateral") and a second priority lien on the Working Capital Priority Collateral. The Indenture Trustee shall hold a third lien on the Working Capital Priority Collateral and the Bay Harbour Priority Collateral.

                  14. Planet Hollywood (Region III), Inc. ("Region III"), the owner of the Retail Unit, will grant a first priority mortgage and security interest in the Retail Unit and other ancillary documents relating to the Debtors' interests in the 1567 Broadway property to the Note Purchase Lenders; a second priority mortgage and security interest to the Working Capital Lenders; and a third priority mortgage and security interest to the Indenture Trustee (collectively, the "Mortgages"), as security for the exit financing.

As additional security for the exit financing, Planet Hospitality Holdings, Inc. ("PHH"), a non-debtor wholly-owned subsidiary of PHI, will pledge (collectively, the "Pledges") its 20% non-managing membership in TSP (the "Membership Interest") to the same entities and in the same priorities as the Mortgages.

                  15. The Plan Implementation Documents were referenced as exhibits to the Plan and principal economic terms and provisions were set forth as Annexes A, B and C to the Plan and at pages 9-15 in the accompanying Disclosure Statement. The Plan Implementation Documents relating to corporate governance of the Debtors were described at pages 48-54 in the Disclosure Statement. The Plan Implementation Documents represent the "Plan Documents" as that term is defined in Section 1.102 of the Plan, which provides that the Plan Documents are those documents that are to be filed at or prior to the Confirmation Hearing as evidenced by Exhibits 1-12 to the Plan. The Confirmation Order expressly approved the Amended and Restated PHI Certificate of Incorporation, the Amended and Restated PHI By-Laws, the New Warrant Agreement, the New Warrants and the Registration Rights Agreement as filed with this Court on that date or as modified subsequently by the Debtors with the consent of the Creditors' Committee. These documents that were approved by the Confirmation Order since have been materially modified and therefore are re-submitted to this Court for approval. Approval of those material "Plan Documents" that were not finalized at the time the Plan was confirmed was waived by the Creditors' Committee as a condition to confirmation and those documents are now submitted to this Court in connection with this Motion.

                  16. Pursuant to Section 6.2.2 of the Plan, such "Plan Documents," which the Plan Implementation Documents represent, are binding on all parties, including all creditors and shareholders and all parties affected by the documents, upon the Effective Date of the Plan.

Further, the Confirmation Order provided that the Debtors were authorized to enter into, execute, deliver, file and/or implement the Plan Documents and other documents and instruments substantially consistent therewith or incidental thereto, and any appropriate amendments, supplements or modifications, as necessary to implement and effectuate the Plan, the Plan Documents, the Confirmation Order, and to satisfy other conditions precedent to the implementation and effectiveness of the Plan, and that all such Plan Documents, including without limitation the Revolving Credit Agreement and the other documents entered into in connection with the Working Capital Facility if approved by the Creditors' Committee, would be binding on all parties, including all creditors and equity security holders under the Plan. The order approving the commitment letter with Bay Harbour included the same language set forth in the Confirmation Order and had the same effect with regard to the documents entered into in connection with the Bridge Loan. The Debtors submit that the substantially finalized terms of the Plan Implementation Documents are consistent with and implement in a commercially reasonable manner, the transactions contemplated by the Plan.

                  17. The following constitutes a brief summary of each of the substantially finalized Plan Implementation Documents and is subject to the full terms and conditions of the respective Plan Implementation Documents. The Plan Implementation Documents contain open points but are substantially complete.2 Copies of the substantially finalized Plan Implementation Documents are on file with this Court and are available to any party upon request.
--------------
2   Open points in the Intercreditor and Subordination Agreement are indicated
by brackets.

                 - REVOLVING CREDIT AGREEMENT - A $15 million revolving credit facility, including a $5 million subfacility for the issuance of letters of credit, provided by the CIT Group/Business Credit, Inc. ("CIT") and Rothschild Recovery Fund, LP, with CIT acting as agent (the "CR Senior Agent"). The facility matures two years after the date of closing. The interest rate shall be, at PHI's option, LIBOR plus 3.25% or the Prime Rate plus 1%. The Working Capital Facility is secured by a first priority lien on the Working Capital Priority Collateral and a second priority lien on the Bay Harbour Priority Collateral. Certain key terms of the Revolving Credit Agreement are as follows:
                       (a) Borrowing Base - At any time, the lesser of (x) the sum of (I) 90% of Eligible Credit Card Receivables (as defined in the Revolving Credit Agreement) plus (II) the lesser of 50% of the Eligible Inventory and $5,000,000, plus (III) the lesser of 80% of the "desk top" appraised forced liquidation value of the Eligible Memorabilia (as defined in the Revolving Credit Agreement) and $10,000,000 and (y) $15,000,000, minus the sum of (A) the outstanding aggregate principal amount of all revolving loans and the maximum amount drawable under the outstanding documentary and standby letters of credit of the borrower (including unreimbursed letters of credit),
                       (B) the outstanding amount of all interest and fees due and owing thereunder, and (C) a reserve of $4,000,000 and any other reserves imposed by the Working Capital Lenders reasonably believed by the Working Capital Lenders to be necessary and appropriate. PHI and the guarantors thereunder shall be required to use all cash available to each of them prior to making any request to borrow under the Working Capital Facility.
                       (b) Mandatory prepayments - PHI shall prepay the Working Capital Facility (i) out of net proceeds of certain asset sales, including proceeds of "going out of business sales," certain insurance proceeds, proceeds from the issuance of certain indebtedness and proceeds from certain equity issuances and (ii) immediately if the amount outstanding under the Working Capital Facility exceeds the Borrowing Base determined in accordance with paragraph (a) above.
                       (c) Key events of default - Material events of default include: (i) the failure of PHI or any guarantor to make payments under the Revolving Credit Agreement or any related document; (ii) any representation or warranty made by PHI or any guarantor under the Revolving Credit Agreement or any related document is false and misleading; (iii) PHI defaults in performance or observance of the affirmative or negative covenants; or
                       (iv) a default under the Note Purchase Agreement or the Indenture.
                       (d) Operating conditions - The following constitute certain operating conditions to the Working Capital
                       Facility: (i) cash plus availability under the Working Capital Facility shall not be less than $6,000,000 (after giving effect to the $4,000,000 reserve); (ii) establishment of a cash management system whereupon all payments on receivables are to be made to a lock box account under the control of the CR Senior Agent for the benefit of the Working Capital Lenders, the proceeds of which will be transferred to a concentration account under the control of the CR Senior Agent for the benefit of the Working Capital Lenders, and applied to the repayment of the obligations of PHI; and (iii) no payments to fund the Plan on the Effective Date shall exceed $66,000,000.
                       (e) Fees: (i) Initial Fee: a non-refundable fee of $587,500; $250,000 was payable on the date of the Working Capital commitment letter and the remainder $337,500 is payable on the date of closing. (ii) Unused Line Fee: 1/2 of 1% per annum on the average daily unused portion of Revolving Loan Commitment. (iii) Early Termination Fee:
                       2% of Revolving Commitment if terminated on or before the first anniversary of the closing date and 1% if terminated on or before the maturity date. (iv) Agent
                       Fee: An annual fee of $75,000, payable in advance to the Agent at the closing date and each anniversary of the closing date thereafter. (v) Letter of Credit Fee: A fee equal to 2% per annum, payable monthly in arrears of the average daily face amount of all letters of credit outstanding and all drawn and unreimbursed letters of credit, as well as the issuing bank's and other customary letter of credit fees and charges.

                 - NOTE PURCHASE AGREEMENT - The Note Purchase Lenders, with Wilmington Trust as agent (the "BH Senior Agent"), will provide a $22 million aggregate principal amount term loan facility evidenced by the New Senior Secured Notes. The New Senior Secured Notes mature one year from the date of closing. The New Senior Secured Notes are secured by a first priority lien on the Bay Harbour Priority Collateral and a second priority lien on the Working Capital Priority Collateral.
                       (a) Interest - Interest only is due monthly in cash at
                       (i) the greater of 8% per annum and LIBOR plus 3% per annum until the 90th day after the closing date, (ii) 13% per annum from the 91st day after the closing date until the 180th day after the closing date, and (iii) 16% per annum beginning on the 181st day after the closing date and thereafter. (b) Fees: (i) Commitment Fee (a) Cash:
                       $625,000, $250,000 (the "Initial Portion") was due upon execution of the Bridge Loan commitment letter, and the balance will be due on the Effective Date or, in some cases, the earlier termination of the Commitment Letter;
                       (b) Equity: Shares of New Class A Common Stock in an amount equal to 3.5% of all shares of New Common Stock issued, on a fully diluted basis (350,000 shares). (ii) Origination Fee - The Note Purchase Agreement provides for an Origination Fee of $5,000,000, which is earned and is due on the date of closing, but payment of which is deferred until repayment of the outstanding balance of the Bridge Loan; provided that if the Bridge Loan is paid in full on or before the following days after the date of closing, the following portions of the Origination Fee shall be waived:

                          Day After Closing Date
                          Obligations are Paid in Full     Amount Waived
                          ----------------------------     -------------
                          on or before 90th day             $5,000,000
                          91st day through 120th day        $4,500,000
                          121st day through 180th day       $4,000,000
                          181st day through 270th day       $3,000,000
                          271st day and after                       $0

                       (iii) Agent's Fee - $36,000 agency fee(c) Key Events of
                       Default: Material events of default include: (i) the failure of PHI or any guarantor to make payments under the Note Purchase Agreement or any related document; (ii) any representation or warranty made by PHI or any guarantor under the Note Purchase Agreement or any related document is false and misleading; (iii) PHI defaults in

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
                       performance or observance of the affirmative or negative covenants; or (iv) a default under the Revolving Credit Agreement or the Indenture.


                 - INDENTURE - PHI is the issuer with certain subsidiary guarantors guarantying its obligations, and United States Trust Company of New York is Indenture Trustee, for an issue of approximately $65.7 million principal amount of the New Secured PIK Notes. The New Secured PIK Notes mature on the fifth anniversary of the Plan Effective Date. PHI's obligations under the Indenture are to be secured by third priority liens on the Working Capital Priority Collateral and the Bay Harbour Priority Collateral, junior solely to the liens of the Working Capital Lenders and the Note Purchase Lenders and other designated permitted liens.
                       (a) Interest - The New Secured PIK Notes shall accrue PIK interest at a rate of 12.75% per annum for the first 2 1/2 years, and thereafter interest is payable in cash at a rate of 10% per annum, unless after one year the ratio of the Reorganized Debtors' consolidated EBITDA to interest expense is greater than 1.75 to 1.00 for the last 12 months, in which event interest at a rate of 10% per annum is payable in cash.
                       (b) Junior Scheduled Payments - At an annual measuring point to be agreed upon by PHI and the Creditors' Committee, (i) if the ratio of PHI's consolidated EBITDA to interest expense is greater than 2.00 to 1.00 for the last 12-month period; and (ii) the sum of PHI's cash plus availability under the Working Capital Facility exceeds $25 million, then 50% of such excess shall be used to redeem the New Secured PIK Notes (the "Junior Scheduled Payments").

                 - INTERCREDITOR AND SUBORDINATION AGREEMENT - The terms of the Revolving Credit Agreement, the Note Purchase Agreement and the Indenture are all subject to the Intercreditor and Subordination Agreement. The provisions of the Intercreditor and Subordination Agreement have been extensively negotiated with the Creditors' Committee and the various lender groups. The following summary is intended only to provide an overview, is not intended to substitute for full and complete review of the Intercreditor and Subordination Agreement, and is qualified in its entirety by the terms thereof. The key terms of the Intercreditor and Subordination Agreement include the following categories:
                       (a) Lien Subordination - (i) The liens and security interests of Wilmington Trust and the Indenture Trustee for the benefit of the Note Purchase Lenders and the New Secured PIK Noteholders, respectively (collectively, the "BH/PIK Lenders") are subordinate to the liens and security interests of the Working Capital Lenders in the Working Capital Priority Collateral, including restrictions on enforcement by the BH/PIK Lenders and the New Secured PIK Noteholders until the Working Capital Lenders have been paid in full. (ii) The liens and security interests of CIT and the Indenture Trustee for the benefit of the Working Capital Lenders and the New Secured PIK Noteholders, respectively are subordinate to the liens and security interests of the Note Purchase Lenders in the Bay Harbour Priority Collateral, including restrictions on enforcement by the Working Capital Lenders and the New Secured PIK Noteholders until the Note Purchase Lenders have been paid in full.
                       (b) Debt Subordination - Payment of the New Secured PIK Notes is subordinate to the prior payment in full of the obligations owing to the Working Capital Lenders (first) and Note Purchase Lenders (second) unless and until all of such prior obligations have been paid in full, and there are restrictions on enforcement of obligations by the New Secured PIK Noteholders and the Indenture Trustee (collectively, the "Junior Subordinated Lenders") while such obligations remain subordinate. Scheduled payments are permitted prior to an event of default.
                       (c) Deficiency Claim Subordination - Any deficiency claim of the Note Purchase Lenders after liquidation of the Bay Harbour Priority Collateral is subordinate to the prior payment in full of all of the deficiency claims of the Working Capital Lenders, and until such time, the Note Purchase Lenders are restricted in their ability to enforce their deficiency claim. Similarly, any deficiency claim of the Junior Subordinated Lenders is subordinate to the prior payment in full of the Note Purchase Lenders' deficiency claim, and until such time, the Junior Subordinated Lenders are restricted in their ability to enforce their deficiency claim.
                       (d) No Payment Upon Insolvency Event - In any insolvency proceeding, the Working Capital Lenders must receive payment in full, including fees, costs and interest, before the BH/PIK Lenders may receive any payment or distribution, other than net proceeds received by the Note Purchase Lenders from disposition of or distribution in respect of the Bay Harbour Priority Collateral.
                       (e) No Payment When Working Capital Facility is in Default - No scheduled payments will be made under the Note Purchase Agreement or Indenture (other than payments received by the Note Purchase Lenders from the Bay Harbour Priority Collateral proceeds) during the occurrence and continuance of an event of default under the Revolving Credit Agreement, until the earlier to occur of the following: (i) written waiver of the default by the Working Capital Lenders; or (ii) the Revolving Credit Agreement obligations have been paid in full and the Working Capital Lenders have no further commitment to make credit extensions to the Debtors.
                       (f) Remedies Standstill - The BH/PIK Lenders are subject to a remedies standstill until (i) all of the obligations under the Revolving Credit Agreement have been paid in full and (ii) all of the commitments by the Working Capital Lenders to make credit extensions to the Debtors have been irrevocably terminated; provided, however, that the Note Purchase Lenders may accelerate the obligations owed to them, but will be limited as to the commencement of any remedial action except with respect to enforcement actions and the receipt of proceeds from any disposition of the Bay Harbour Priority Collateral.

                       (g) Limitation of Rights - (i) No BH/PIK Lender: (A) may require the Working Capital Lenders to marshal property or assets of the Debtors or of any guarantor or to enforce any guaranty or any security interest or lien to secure the payment of obligations under the Revolving Credit Agreement; (B) may oppose or interfere with the Working Capital Lenders in enforcing the security interests on any Working Capital Priority Collateral; and
                       (C) may take any action inconsistent with the terms of the Intercreditor and Subordination Agreement. (ii) The rights of the Working Capital Lenders and each Junior Subordinated Lender are similarly limited with respect to the Note Purchase Lenders, the Note Purchase Agreement, the BH guarantors and BH guarantees and the Bay Harbour Priority Collateral.
                       (h) Bay Harbour Priority Collateral Sale Proceeds Shortfall - From and after the time when the Note Purchase Lenders receive proceeds from the Bay Harbour Priority Collateral equaling $22 million plus certain accrued interest and fees and expenses, the Note Purchase Lenders agree to purchase junior participations in the Revolving Credit Agreement, until the sum of the proceeds from such collateral received or retained by the Debtors and such participations aggregate $3 million.
                       (i) Guaranty and Subordination Action/Exclusive Enforcement Rights - If the obligations under the Revolving Credit Agreement have not been paid in full, the Working Capital Lenders shall have the sole and exclusive right to take action with respect to any guaranty (other than the BH guaranty), and shall have the sole and exclusive right to take any remedial actions with respect to the Working

                       Capital Priority Collateral. If the obligations under the Note Purchase Agreement have not been paid in full, the Note Purchase Lenders shall have the sole and exclusive right to take any remedial actions with respect to the Bay Harbour Priority Collateral and the BH guarantors. The Working Capital Lenders and the Note Purchase Lenders shall have the exclusive right to carry out or not carry out the provisions of the Revolving Credit Agreement and the Note Purchase Agreement, respectively, as well as related security agreements, and in exercising such rights shall not owe any duties to the other lenders.
                       (j) Release of Liens on Collateral: (i) if the Working Capital Lenders release any lien on Working Capital Priority Collateral upon sale or other disposition thereof in accordance with the terms of the Revolving Credit Agreement, the liens of the BH/PIK Lenders shall (subject to compliance with Article 10 of the Indenture) be automatically and unconditionally and simultaneously released. (ii) if the Note Purchase Lenders release any lien on any part of the Bay Harbour Priority Collateral upon sale or other disposition thereof in accordance with the terms of the Note Purchase Agreement, the liens of the Working Capital Lenders and the Junior Subordinated Lenders shall be automatically and unconditionally and simultaneously released.
                       (k) Limitation on Declaring Defaults - notwithstanding any occurrence of any default under any PIK credit document, no PIK Lender shall declare any default or event of default if prohibited under the Intercreditor Agreement.
                 - MORTGAGES - The three Mortgages evidence the grant by Region III of a lien on the Retail Unit to evidence the Note Purchase Lenders' first priority lien on the Bay Harbour Priority Collateral, the Working Capital Lenders second priority lien on the Bay Harbour Priority Collateral, and the Indenture Trustee's third priority lien on the Bay Harbour Priority Collateral. The Mortgages are subject to the Intercreditor and Subordination Agreement, and must be released when the Retail Unit is sold.
                 - 1999 STOCK AWARD AND INCENTIVE PLAN - This agreement provides for the procedures to implement the stock award and incentive plan for the plan participants, who are directors and officers of the Debtors, employees, and independent contractors.
                 - 1999 CELEBRITY STOCK AWARD AND INCENTIVE PLAN - This agreement provides for the procedures to implement the stock award and incentive plan for the plan participants who are selected celebrities, including certain producers, agents, and business advisors, in their capacity as independent contractors of PHI or any of its subsidiaries.
                 - AMENDED AND RESTATED PHI CERTIFICATE OF INCORPORATION - The amended and restated certificate of incorporation of Reorganized PHI shall become effective on the Effective Date.
                 - AMENDED AND RESTATED PHI BY-LAWS - The amended and restated by-laws of Reorganized PHI shall become effective on the Effective Date.
                 - NEW WARRANT AGREEMENT - The agreement between Reorganized PHI, as issuer, and the New Warrant Agent, as agent, which relates to the freely transferable New Warrants evidencing the right to purchase up to an aggregate of 200,000 shares of

                       New Class A Common Stock, which shall expire three (3) years from the Effective Date, and which shall have an exercise price of $65.50 per share.

                       - REGISTRATION RIGHTS AGREEMENT - The agreement entered into by Reorganized PHI, the New Money Investors and the Note Purchase Lenders. This agreement requires Reorganized PHI to file within 90 days after the Effective Date, or such longer time as may be required to prepare the necessary financial statements, at its expense, a Shelf Registration Statement and to use its best efforts to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration Statement continuously effective until the later of (i) two years following the effective date of the Shelf Registration Statement or (ii) the date that is three months after the date on which a selling securityholder thereunder is not considered an "affiliate" of Reorganized PHI (as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended). The Registration Rights Agreement covers New Class A Common Stock issuable upon conversion of the Class B Common Stock issued to the New Money Investors, shares of Class A Common Stock issued to the Note Purchase Lenders, and any New Secured PIK Notes and shares of Class A Common Stock issued upon exercise of New Warrants that are issued by the Company to New Money Investors. The Shelf Registration Statement also affords these securityholders with certain "piggyback" registration rights with respect to other registration statements that may be filed by Reorganized PHI.

        ENCUMBRANCE OF ASSETS FREE OF TRANSFER, RECORDING OR SIMILAR TAX
        ----------------------------------------------------------------

                  18. The security interests, the Mortgages and the Pledges to be given pursuant to the Financing Documents are a necessary inducement to the extension of exit financing to the Debtors in order to fund the Plan distributions and consummate the Plan, and are given under, in furtherance of, pursuant to and in connection with the Debtors' confirmed Plan. The Debtors therefore seek an order that the issuance of the security interests, Mortgages and Pledges, and the making, delivery, creation, assignment, amendment or recording of any document or instrument in relation thereto, shall not be taxed under any law imposing a stamp tax or similar tax, pursuant to section 1146(c) of the Bankruptcy Code. Further, the Debtors request that the Court direct the New York County Clerk and the New York City Register to accept for filing the mortgages and related documents, without the payment of a mortgage recording or other tax.

          STOCK OPTIONS ISSUED UNDER ROBERT EARL'S EMPLOYMENT AGREEMENT
          -------------------------------------------------------------

                  19. In conjunction with the reorganization, PHI has executed a revised employment agreement with Robert Earl, the Debtors' Chairman and Chief Executive Officer. Pursuant to the new employment agreement, part of Mr. Earl's compensation will include stock options issued by PHI for Mr. Earl to purchase two million (2,000,000) shares of Class A common stock (the "Bonus Options") at an exercise price equal to $4.2857 per share. The Bonus Options will be issued pursuant to a separate stock option agreement and not under PHI's stock option plans. The Bonus Options will vest and become non-forfeitable only if the average market price for the Class A Shares equals or exceeds $40.00 per share for three consecutive business days during the five year term of the Bonus Options. Mr. Earl will also be eligible to receive stock options under PHI's stock option plan. Such Bonus Options were reviewed and approved by the Creditors' Committee and also were disclosed at the confirmation hearing.

                       COMPLIANCE WITH TRUST INDENTURE ACT
                       -----------------------------------

                  20. As explained above, the Indenture, Intercreditor and Subordination Agreement, Security Agreements and other Financing documents provide that, upon release of Bay Harbour's lien in connection with the sale or other disposition of all or a portion of the Retail Unit collateral, the respective second and third priority liens of the Working Capital Lenders and the Indenture Trustee therein shall be automatically, simultaneously and unconditionally released (or partially released, as applicable). The Debtors seek a finding that such release (or partial release) of collateral does not impair the security under the Indenture in contravention of the terms thereof.

                  21. Section 314(d) of the Trust Indenture Act of 1939 (the "TIA") requires that if collateral is released from a mortgage or pledge securing an indenture thereunder, the obligor upon the indenture securities shall furnish to the indenture trustee a certificate or opinion of an engineer, appraiser, or other expert as to the fair value-

                  (1) Of any property or securities to be released from the lien of the indenture, which certificate or opinion shall state that in the opinion of the person making the same the proposed release will not impair the security under such indenture in contravention of the provisions thereof and requiring further that such certificate or opinion shall be made by an independent engineer, appraiser or other expert if the fair value of such property is 10 per centum or more of the aggregate principal amount of the indenture securities at the time outstanding.

                  22. Here, the Indenture expressly contemplates the sale or other disposition of all or a portion of the Retail Unit collateral, and expressly provides that the proceeds of such sale or other disposition represent the fair value of such collateral, and release (or partial release) of liens of the security documents will not be deemed to impair the security under the Indenture. See Indenture, ss.ss. 10.3(a) & (c).

                  23. By order dated January 20, 2000, this Court has approved the sale of all or a portion of the Retail Unit pursuant to the Contract for Sale and use of the proceeds of sale as contemplated in the Plan, as provided in an order of the Court and/or definitive documentation in Final Plan Documents (as defined in the Sale Order). As reflected in the Intercreditor and Subordination Agreement, the Security Documents (as defined in the Indenture) and Mortgages, the Lenders have agreed that upon sale of all or a portion of the Retail Unit pursuant to the Contract of Sale, the proceeds of sale of such collateral will be applied in the manner and priority set forth therein or as otherwise agreed, and each junior lien shall be released when the senior lienholder is entitled to direct such release of liens. The sale of the Retail Unit is expected to close on or about May 1, 2000. Upon the sale of the Retail Unit, it is not anticipated that there will be a distribution of sale proceeds to the New Secured PIK Noteholders. The sale price for the Retail Unit (or portion thereof) pursuant to the approved Contract of Sale represented the highest and best offer for the Retail Unit, and represents the fair value of the collateral to be released upon closing of the Contract of Sale.

                  24. In light of the above-described agreements and previous orders of this Court, the Debtors request a finding that the release (or partial release) of liens against the Retail Unit collateral is consistent with the Indenture, Security Documents and other Financing Documents and is for fair value, and does not impair the security under the Indenture, in contravention of the provisions thereof, and further request the Court to confirm that the liens of all Lenders in the Retail Unit are released (or partially released, as applicable) upon closing of a sale of all or a portion of the Retail Unit under the Contract of Sale and performance by the purchaser thereof of its obligations with respect thereto, and attach to the proceeds of sale in the order of priority set forth in the Intercreditor and Subordination Agreement and other Financing Documents, without the execution, delivery or procurement of any further documents or instruments other than evidence of the closing of any such sale of all or any portion of the Retail Unit.

                                RELIEF REQUESTED
                                ----------------

                  25. By this Motion, the Debtors seek entry of an order pursuant to sections 105(a), 363(b), 364(e), 1141, 1142 and 1146(c) of the
Bankruptcy Code (i) approving the substantially finalized Plan Implementation Documents; (ii) authorizing the Debtors to execute such substantially finalized Plan Implementation Documents when finalized with such additional modifications as the Debtors, the Working Capital Lenders, the Note Purchase Lenders, the Indenture Trustee, and the Creditors' Committee agree are necessary and not materially adverse to the Debtors or their creditors; (iii) determining that the Plan Implementation Documents are binding on all creditors and shareholders under the Plan, including without limitation holders of

Subdebt Notes and General Unsecured Creditors; (iv) authorizing that the security interests, Mortgages and Pledges, and the making, execution, delivery, or recordation of any document or instrument in relation thereto, shall not be taxed under any law imposing a stamp tax or similar tax, pursuant to section 1146(c) of the Bankruptcy Code; and (v) finding that the proceeds from the sale of all or a portion of the Retail Unit pursuant to the Contract of Sale approved by this Court represents the fair value of the collateral to be released from the lien of the Indenture, and that such release will not impair the security under the Indenture in contravention of the provisions thereof.

                           BASIS FOR RELIEF REQUESTED
                           --------------------------

                  26. Section 363 of the Bankruptcy Code provides, in pertinent part, as follows:

                  The trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.

                  11 U.S.C.ss. 363(b)(1). Section 105(a) of the Bankruptcy Code further provides in relevant part: The court may issue any order, process or judgment that is necessary or appropriate to carry out the provisions of this title.

                  11 U.S.C.ss. 105(a). Section 1146(a) of the Bankruptcy Code exempts from federal, state or local stamp taxes, inter alia, the transfer or the delivery of an instrument of transfer under a plan.


                  27. In the case of a proposed use of property of a debtor's estate under Section 363(b) of the Bankruptcy Code, approval should be granted when such use is supported by the exercise of sound business judgement. See The Institutional Creditors of Continental Airlines v. Continental Airlines, Inc. (In re Continental Airlines, Inc.), 780 F.2d 1223, 1226 (5th Cir. 1986) (holding that debtor-in-possession must demonstrate some articulate business justification to justify use, sale or lease of property outside the ordinary course of business); Walter v. Sunset Bank (In re Walter Bank), 83 B.R. 14, 17 (B.A.P. 9th Cir. 1988) (same); In re Ionosphere Clubs,

Inc., 98 B.R. 174, 175 (Bankr. S.D.N.Y. 1989) (same); see also In re Phoenix Steel Corp., 82 B.R. 334, 335-36 (Bankr. D. Del. 1987) (stating that judicial approval of Section 363 sale includes showing that good business reason exists).


                  28. Section 1142 of the Bankruptcy Code governs the implementation of the Debtors' Plan. Section 1142(a) directs a debtor to carry out the terms of the confirmed plan and to comply with any orders entered by the court in connection with confirmation of the plan. Section 1142(b) authorizes a court to direct the debtor or any other party to execute and deliver instruments necessary to effect transfer of property dealt with by a confirmed plan and to take any other act necessary for the plan to be consummated. The scope of
Section 1142(b) is considerably broad, as acting pursuant to Section 1142(b) a court may authorize, inter alia, the execution of deeds to property, stock transfers and execution of documents necessary for the sale of corporate assets. See 8 Collier on Bankruptcy, P. 1142.03 (15th Ed. Rev. 1999).

                  29. The implementation of the Debtors' confirmed Plan requires the execution and approval of corporate documentation evidencing the Debtors' exit financing and other transactions. The Debtors, the Working Capital Lenders, the Note Purchase Lenders and the Indenture Trustee, along with the Creditors' Committee have been in constant communication finalizing these Plan Implementation Documents and the Debtors and the Creditors' Committee believe that they reflect the provisions of the Plan as confirmed. The Debtors submit that the substantially finalized terms of the Plan Implementation Documents are consistent with and implement in a commercially reasonable manner the transactions contemplated by the Plan and are necessary in order to consummate the Plan. The Debtors submit that to the extent any terms of the Plan Implementation Documents differ from that what was set forth in the Disclosure Statement, such differences are minimal, they do not materially adversely affect any creditors' rights and the Plan Implementation Documents are fully consistent with the Plan and are binding on all creditors and shareholders under the Plan, including but not limited to, holders of Subdebt Notes and General Unsecured Creditors classified in Classes 5 and 6 under the Plan. Modifications may be made by the parties to the Plan Implementation Documents prior to execution of these documents. The Debtors submit that such changes will not be material, will not affect any creditor's substantive rights and will be agreed to by the parties thereto and the Creditors' Committee.

                                     NOTICE
                                     ------

                  30. The Debtors have provided notice of this Motion and the relief requested herein to (i) the Working Capital Lenders; (ii) Bay Harbour;
(iii) Wilmington Trust; (iv) known beneficial holders of approximately two-thirds in principal amount of the Subdebt Notes, including all of the Electing Holders of Class 5 Claims; (v) United States Trust Company of New York;
(vi) the New York State Department of Taxation and Finance and the New York City Department of Finance; (vii) the New York County Clerk and the New York City Register; (viii) the New Money Investors or their representatives; (ix) counsel for and the members of the Creditors' Committee; (x) the Office of the United States Trustee; (xi) the Securities and Exchange Commission; and (xii) those persons that have requested notices in accordance with Bankruptcy Rule 2002(a). Because the Plan Implementation Documents are so voluminous, the respective documents which are attached as Exhibit C to this Motion have not been served on the notice parties, except that the Intercreditor and Subordination in substantially final form is being served herewith on the known beneficial holders of approximately two-thirds in principal amount of the Subdebt Notes, including all of the Electing Holders of Class 5 Claims. However, any creditor seeking to view the Plan Implementation Documents may request a copy from

Rosemarie Serrette at phone number 212-806-5492, fax number 212-806-6006 or e-mail to rserrette@stroock.com, and will be sent a copy of the requested document via e-mail or overnight mail.

                  31. Simultaneously herewith, the Debtors have filed a motion to limit notice and shorten time for notice and response. All parties have worked under very tight time constraints to try to effectuate the closing on the Financing Documents. The operational needs of the Debtors, their ability to sign up new celebrity supporters and obtain positive publicity going into the important spring and summer season, as well as the desire of creditors to receive distributions as soon as possible mandate the earliest possible closing date. In addition, the commitment of the New Money Investors to fund a $30 million equity infusion was due to expire on February 29, 2000, and has been extended very briefly to permit the closing to occur. Any further delay will jeopardize this linch-pin of the reorganization. Thus, it is in the best interests of all parties-in-interest for the Plan Implementation Documents to be approved on the shortest possible time frame. In light of the intense involvement of creditor and New Money Investor representatives in the documentation negotiation and drafting process, the Debtors and the Committee believe the short notice period is not prejudicial, and that the benefits of achieving finality in this process are paramount.

                  32. No previous request for the relief sought herein has been made to this or any other court except as described herein.

                  33. Because this Motion does not present any novel issues of law, the Debtors request a waiver from filing a memorandum of law in support of the Motion.

                  WHEREFORE, the Debtors respectfully request that the Court enter an order granting the relief requested herein and such other and further relief as is just and proper.


Dated:   Wilmington, Delaware
         March 8, 2000

                                    STROOCK & STROOCK & LAVAN LLP
                                    Robin E. Keller
                                    180 Maiden Lane
                                    New York, New York  10038
                                    (212) 806-5400

                                    YOUNG CONAWAY STARGATT & TAYLOR LLP


                                    ----------------------------
                                    James L. Patton, Jr. (No. 2202)
                                    Pauline K. Morgan (No. 3650)
                                    P.O. Box 391
                                    Rodney Square North, 11(th) Floor
                                    Wilmington, DE  19899
                                    Telephone:  (302) 571-6600

                                    Co-counsel for the Debtors and
                                    Debtors-in-Possession

                                              -and-

                                    WILLKIE FARR & GALLAGHER
                                    Myron Trepper             Steven Wilamowsky
                                    787 Seventh Avenue
                                    New York, New York  10019
                                    (212) 728-8000

                                              -and-

                                    MORRIS, NICHOLS, ARSHT & TUNNELL


                                    ----------------------------
                                    Robert J. Dehney (No. 3578)
                                    Gregory W. Werkheiser (No. 3553)
                                    P.O. Box 1347
                                    1201 N. Market Street
                                    Wilmington, DE  19899-1347
                                    Telephone:  (302) 658 - 9200

                                    Co-counsel for the Official Committee of Unsecured Creditors

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


IN RE:                                               )
                                                     )        CHAPTER 11
PLANET HOLLYWOOD                                     )
INTERNATIONAL, INC., ET AL.                          )    CASE NO. 99-3612 (JJF)
                                                     )
                  DEBTORS.                           )    (JOINTLY ADMINISTERED)



                          ORDER APPROVING DOCUMENTATION
                        IMPLEMENTING CONSUMMATION OF THE
                         DEBTORS' PLAN OF REORGANIZATION

         Upon consideration of the motion dated March __, 2000 (the "Motion") of Planet Hollywood International, Inc. ("PHI") and twenty-five of its affiliates that are also debtors and debtors-in-possession herein (collectively with PHI, the "Debtors"), which is joined by the Official Committee of Unsecured Creditors (the "Creditors' Committee"), for an order pursuant to Sections 105(a), 363(b), 364(e), 1141, 1142 and 1146(c) of the Bankruptcy Code approving in substantially final form the corporate documentation relating to exit financing (including the Working Capital Facility, the Note Purchase Agreement, the Indenture for the New Secured PIK Notes (the "Indenture") and the Intercreditor and Subordination Agreement between various parties to the Working Capital Facility, the Note Purchase Agreement and the Indenture) as well as corporate governance documentation as contemplated by and in furtherance of the Debtors' confirmed Plan as agreed to by the Debtors, the Working Capital Lenders, Bay Harbour, the Indenture Trustee for the New Secured PIK Notes (the "Indenture

Trustee"), the New Money Investors and the Creditors' Committee; and this Court having further considered:

         A. The affidavit of Thomas Avallone, Chief Financial Officer of PHI (the "Avallone Affidavit") and the letter from the Creditors' Committee evidencing that Creditors' Committee satisfaction with the Plan Implementation Documents and that they comport with the terms of the Plan (the "Creditors' Committee Letter");

         B. The motion to approve a commitment letter with CIT Group/Business Credit, Inc. ("CIT") and Rothschild Recovery Fund, LP ("RRF") (the "CIT Motion") which set forth the material terms and conditions of a commitment by CIT and RRF to provide the Debtors and their affiliates with a Working Capital Facility subject to definitive documentation and the satisfaction of other conditions, and the record of the hearing before this Court on the CIT Motion held on January 18, 2000, which hearing was held on notice to all parties requesting notices pursuant to Bankruptcy Rule 2002 ("Rule 2002") and other substantial parties in interest and the Order entered by this Court approving the CIT Motion on January 18, 2000; C. The motion to approve a commitment letter with Bay Harbour Management LC (the "Bay Harbour Motion") which set forth the material terms and conditions of a commitment by Bay Harbour to purchase the New Senior Secured Notes from PHI so as to provide the Debtors and their affiliates with a secured term loan, and the record of the hearing before this Court on the Bay Harbour Motion held on February 2, 2000, which hearing was held on notice to all parties requesting notices pursuant to Rule 2002 and other substantial parties in interest, and the Order entered by this Court approving the Bay Harbour Motion on February 2, 2000;

         D. The record of the hearing before this Court held on December 9, 1999 on the adequacy of the Disclosure Statement for the First Amended Joint Plan of Reorganization dated December 13, 1999 (the "Disclosure Statement Hearing"), which hearing was held on notice to all creditors and shareholders of the Debtors as well as the Rule 2002 list and other substantial parties in interest, and the Order entered by this Court approving the Disclosure Statement as containing adequate information dated December 14, 1999;

         E. The record of the hearing before this Court held on January 20, 2000 on confirmation of the Plan (the "Confirmation Hearing"), which hearing was held on notice to all Creditors and shareholders of the Debtors as well as the Rule 2002 list and other substantial parties in interest;

         F. The provisions of the Order Confirming The First Amended Joint Plan of Reorganization Dated December 13, 1999 of Planet Hollywood International, Inc. and Certain of Its Subsidiaries, which Order was signed by this Court on January 21, 2000 and entered on this Court's docket on January 26, 2000 (the "Confirmation Order"); G. The record of the hearing before this Court held on January 20, 2000 on the motion to approve a purchase and sale agreement between PHI (Region III) and Intel 1567 LLC for the sale of the 1567 Broadway property (the "Sale Motion"), which hearing was held on notice to the Rule 2002 list and other substantial parties in interest, and the provisions of the Order signed by this Court on January 20, 2000 and entered on the Court docket on January 24, 2000 approving the Sale Motion; and it appearing that the relief requested in the Motion is in the best interests of the Debtors and their Estates and Creditors; and it appearing that the relief requested in the Motion constitutes an exercise of the Debtors' sound business judgment; and due and sufficient notice having been given to (i) the Working Capital Lenders; (ii) Bay Harbour,
(iii) Wilmington Trust Company, (iv) known beneficial holders of approximately two-thirds in principal amount of the Subdebt Notes, including all of the Electing Holders of Class 5 Claims, (v) United States Trust

Company of New York, (vi) the New York State Department of Taxation and Finance and the New York City Department of Finance, (vii) the New York County Clerk and the New York City Register; (viii) counsel for and the members of the Creditors' Committee, (ix) the Office of the United States Trustee; (x) the New Money Investors or their representatives; (xi) the Securities and Exchange Commission; and (xii) those persons that have requested notices in accordance with the Rule 2002 list; and no objections having been filed or raised with respect to the relief requested, and sufficient cause appearing therefor and after due deliberation and as evidenced by the Avallone Affidavit and the Creditors' Committee Letter, the Court makes the following findings of fact:

                                FINDINGS OF FACT

         1. Thomas Avallone is the Debtors' Chief Financial Officer and as such, in consultation with counsel and other advisors, has led the Debtors' negotiations with respect to the treatment of creditors under the Plan and in connection with obtaining exit financing for the Debtors.

         2. The Creditors' Committee has played an integral role, through its counsel and advisors, in the negotiation of the treatment of creditors under the Plan, and has reviewed the Plan Implementation Documents and their impact on the treatment of creditors.

         3. The Plan Implementation Documents were referenced as exhibits to the Plan and principal economic terms and provisions were set forth as Annexes A, B, and C to the Plan and at pages 9-15 in the accompanying Disclosure Statement. The Plan Implementation Documents being submitted with this Motion include: (i) the Revolving Credit Agreement; (ii) the Note Purchase Agreement; (iii) the Indenture; (iv) the Intercreditor and Subordination

Agreement, (v) the 1999 Stock Award and Incentive Plan; (vi) the 1999 Celebrity Stock Award and Incentive Plan; (vii) the modified Amended and Restated PHI Certificate of Incorporation; (viii) the modified Amended and Restated PHI By-Laws, (ix) the modified New Warrant Agreement; (x) the modified New Warrants; and (xi) the modified Registration Rights Agreement, and other ancillary agreements and documents. The Revolving Credit Agreement will include the following major document forms as exhibits: Senior Secured Note; guaranty; guarantor security agreement; borrowing base certificate; mortgage; pledge agreements; security agreement; TSP pledge agreement; and assignment and acceptances. The Note Purchase Agreement and the Indenture will include the same or comparable exhibits.

         4. The Plan Implementation Documents represent the "Plan Documents" as that term is defined in the Plan. Section 1.102 provides that the Plan Documents are those documents that are to be Filed at or prior to the Confirmation Hearing as evidenced by Exhibits 1-12 to the Plan.

         5. The Confirmation Order expressly approved the Amended and Restated PHI Certificate of Incorporation, the Amended and Restated PHI By-Laws, the New Warrant Agreement, the New Warrants and the Registration Rights Agreement as filed with the Court on that date or as modified subsequently by the Debtors with the consent of the Creditors' Committee.

         6. The Confirmation Order further provided that the Debtors were authorized to enter into, execute, deliver, file and/or implement the Plan Documents and other documents and instruments substantially consistent therewith or incidental thereto, and any appropriate amendments, supplements or modifications, as necessary to implement and effectuate the Plan, the Plan Documents, the Confirmation Order, and to satisfy other conditions precedent to the implementation and effectiveness of the Plan, and that all such Plan Documents, including without limitation the Revolving Credit Agreement and all other documents in connection with the Working Capital Facility, if approved by the Creditors' Committee, would be binding on all parties under the Plan, including all creditors, shareholders and other parties affected by the Plan Implementation Documents.

         7. The Order entered by this Court approving the Bay Harbour Motion provided that the Debtors, Reorganized PHI, the other reorganized Debtors and their directors, officers and agents are authorized to enter into, execute and deliver the documents relating to the Bridge Loan commitment to be negotiated by the Note Purchase Lenders if such documents are approved by the Creditors' Committee and to take other such steps and perform other such acts as may be necessary to effectuate the terms thereof, and all other documents in connection with the Bridge Loan, if approved by the Creditors' Committee, would be binding on all parties under the Plan, including all creditors, shareholders and other parties affected by the Plan Implementation Documents

         8. Pursuant to Section 6.2.2 of the Plan, such "Plan Documents," which the Plan Implementation Documents represent, are binding on all parties thereto, as well as all creditors, shareholders and other parties affected by the Plan Implementation Documents, upon the Effective Date of the Plan.

         9. Those material Plan Implementation Documents that were not finalized at the time the Plan was confirmed so as to be approved by this Court are submitted to this Court in connection with the Motion.

         10. The Debtors, the Working Capital Lenders, Bay Harbour, Wilmington Trust, the Indenture Trustee, representatives of the New Money Investors, and the Creditors' Committee have been negotiating to finalize the Plan Implementation Documents.

         11. The Plan Implementation Documents were reviewed by Thomas Avallone and counsel to the Creditors' Committee and are substantially finalized.

         12. The Plan Implementation Documents are fully consistent with the treatment provided for creditors under the Plan and reflect the intent of the parties who negotiated that treatment.

         13. The Plan Implementation Documents are fully consistent with and implement in a commercially reasonable manner the transactions as contemplated by the Plan.

         14. The Plan Implementation Documents, including the Intercreditor and Subordination Agreement, are binding on all creditors and shareholders, including without limitation, the holders of Subdebt Notes and General Unsecured Creditors.

         15. The credit extended by the Working Capital Lenders, the Note Purchase Lenders, and the holders of New Secured PIK Notes has been negotiated at arm's-length and in good faith.

         16. The credit extended by the Working Capital Lenders and the Note Purchase Lenders has been negotiated at arm's-length and in good faith and is entitled to the protections of Section 364(e) of the Bankruptcy Code.

         17. The security interests granted, and the Mortgages of the Retail Unit granted by Region III, and the Pledges of the Membership Interest granted by PHH, to (i) the Note Purchase Lenders, (ii) the Working Capital Lenders, and
(iii) the Indenture Trustee, are under, in furtherance of, pursuant to and in connection with the Debtors' confirmed Plan.

         18. The sale price for all or a portion of the Retail Unit pursuant to the Contract for Sale previously approved by this Court represented the fair value of such Retail Unit or portion thereof, and the release of liens against the Retail Unit by the Indenture Trustee upon the sale or other disposition of all or any portion of the Retail Unit as provided for in the Financing Documents is consistent with the Indenture, Security Documents (as defined in the Indenture) and other Financing Documents, is for fair value, and does not impair the security under the Indenture in contravention of the terms thereof.

WHEREFORE, BASED UPON, INTER ALIA, ALL OF THE FOREGOING FINDINGS OF FACT, it is hereby

         ORDERED, that the Motion is hereby granted in its entirety; and it is further

         ORDERED, that all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, or to the extent not inconsistent therewith, in the Motion; and it is further

         ORDERED, that the Plan Implementation Documents in substantially final form as contemplated by the Plan are approved; and it is further

         ORDERED, that the Debtors, Reorganized PHI and the other Reorganized Debtors and their respective directors, officers and agents are hereby authorized to enter into, execute and deliver the Plan Implementation Documents and to take other such steps and perform other such acts as may be necessary to effectuate the terms thereof, including effectuating modifications to the Plan Implementation Documents which shall not be materially adverse to the interests of the Debtors or their creditors prior to the closing on the exit financing transactions; and it is further

         ORDERED, that, when fully executed and delivered, the Plan Implementation Documents shall be binding upon and inure to the benefit of the Reorganized Debtors, all Holders of Claims against, and Interests in, the Debtors and any other party-in-interest in these chapter 11 cases and their respective successors and assigns, regardless of whether the Claims or Interests of such Holders or obligations of any party-in-interest (i) are in a Class that is impaired under the Plan, (ii) have accepted the Plan, or (iii) have filed a proof of claim; and it is further

         ORDERED, that upon the release (or partial release, as the case may be) of the liens of Wilmington Trust as agent for the Note Purchase Lenders in connection with the sale of all or a portion of the Retail Unit, the liens of the Working Capital Lenders and the Indenture Trustee in the Retail Unit (or applicable portion thereof) shall be released (or partially released, as the case may be), and shall attach to the proceeds of each such sale in the order of priority set forth in the Intercreditor and Subordination Agreement and in the other Financing Documents, and such release of the lien of the Indenture Trustee shall not impair the security under the Indenture in contravention of the provisions thereof; and it is further

         ORDERED, that this Court shall retain jurisdiction to ensure compliance with the obligations under the Contract of Sale; and it is further

         ORDERED, that pursuant to section 1146(c) of the Bankruptcy Code, the security interests, the Mortgages and the Pledges, and the making, execution, delivery or recordation of any deed or any other instrument in connection therewith is not subject to taxation under any law imposing a stamp or similar tax, and the New York County Clerk and the New York City Register are directed to accept for recordation the Security Documents, the Mortgages and related documents without requiring payment of a recording or other tax.

Dated: Wilmington, Delaware
          _________ ___, 2000


                                               ---------------------------
                                               CHIEF UNITED STATES
                                               DISTRICT COURT JUDGE

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